Exhibit 18

PREFERABILITY LETTER

February 27, 2019
East West Bancorp, Inc.
Pasadena, California
Ladies and Gentlemen:
We have audited the consolidated balance sheet of East West Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and have reported thereon under date of February 27, 2019. The aforementioned consolidated financial statements and our audit report thereon are included (incorporated by reference) in the Company's annual report on Form 10-K for the year ended December 31, 2018. As stated in Note 1 to those financial statements, the Company changed its method of accounting for the presentation of derivatives subject to master netting arrangements and states that the newly adopted accounting principle is a preferable method of accounting in the circumstances because the newly adopted accounting policy is in accordance with ASC 815-10-45-5 and it provides a better reflection of the assets and liabilities on the face of the consolidated financial statements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,

/s/ KPMG LLP